CERTIFICATE OF INCORPORATION

OF

READY WELDER CORPORATION

FIRST:  The name of this corporation is: READY WELDER CORPORATION

SECOND:  The address of its registered office in the State of Delaware and the name of its registered agent is Agents and Corporations, Inc., Suite 600, One Commerce Center, Twelfth and Orange Streets, Wilmington, New Castle County, Delaware 19899-0511

THIRD:  The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporations Law of the State of Delaware.

FOURTH:  The total number of shares which the corporation is authorized to issue is 750 shares of no par common voting stock and 750 shares of no par common non-voting stock.

FIFTH: The name and mailing address of the incorporator is:

David N. Williams, Esquire
Suite 600, One Commerce Center
12th and Orange Streets
Wilmington, Delaware 19899-0511

SIXTH: The corporation is to have perpetual existence.

SEVENTH: The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the corporation.

I, the undersigned, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying that this is my act and deed, and the facts therein stated are true and, accordingly, I have hereunto set my hand and seal this 7th day of January, 1997.

/s/ David N. Williams
David N. Williams, Esquire